Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement (No. 333-136667 dated August 16 2006) on form S-8 for Dearborn Bancorp, Inc. of our report dated June 29, 2007, with respect to the financial statements and supplemental schedule of Community Bank of Dearborn 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

/s/ UHY LLP
Southfield, Michigan
June 29, 2007